Exhibit 10.24

November 13, 2019

By Hand

Stephen F. Mahoney

89 Woodland Street

Sherborn, MA  01770

Dear Steve:

The purpose of this letter agreement (“Agreement”) is to confirm the terms of your separation from Kiniksa Pharmaceuticals Corp. (“Kiniksa” or the “Company”).1  Unless you rescind your assent as set forth in Section 6(iii) below, this Agreement shall be effective on the eighth (8th) day after you sign it (the “Effective Date”), at which time it shall become final and binding on all parties.

1.            Transitional Employment/Separation Date/Board Resignations.

(i)           Your employment with the Company shall separate effective December 31, 2019 (the “Separation Date”).

(ii)          As of November 15, 2019 (the “Transition Date”), you will cease to hold your position as President and Chief Operating Officer of the Company; the period between the Transition Date and your Separation Date is hereinafter referred to as the “Transition Period”).  During the Transition Period you will continue to receive your compensation and continue to participate in the Company’s benefits and programs for which you are eligible and enrolled, although you will not be expected to come into the office or otherwise provide services unless specifically and reasonably requested by the Company. All employment related benefits shall end on December 31, 2019, except as set forth in Paragraph 1(iii) below.

(iii)         On or about the Separation Date, the Company shall pay your final wages, accrued but unused vacation time and any unreimbursed business expenses in accordance with Company policy and/or applicable law. Provided you timely complete the required election forms (which will be provided to you separately), you also will be eligible to continue receiving group medical and/or dental insurance at your own cost pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  You acknowledge that from and after the Separation Date, you shall have no authority to, and agree not to, represent yourself as an employee or agent of the Company.

(iv)         Immediately upon the [Transition Date] you will be deemed to have resigned from any and all positions held by you, whether as an officer or director of the Company or Kiniksa Pharmaceuticals, Ltd., and/or any of their respective affiliates. At the request and cost of the Company, you hereby agree to sign, execute, make and do all such deeds, documents, acts and things as the Company may reasonably require you to do to effectuate such resignation(s).

1    Except for the obligations set forth in Section 2(i)-(iii), which shall be solely the obligations of Kiniksa Pharmaceuticals Corp. and Section 2(iv), which shall be solely the obligation of Kiniksa Pharmaceuticals, Ltd., whenever the terms “Kiniksa Pharmaceuticals Corp.,” “Kiniksa” or the “Company” are used in this Agreement (including, without limitation, Section 6), they shall be deemed to include Kiniksa Pharmaceuticals Corp. and any and all of its divisions, affiliates and subsidiaries and all related entities (including, without limitation, Kiniksa Pharmaceuticals, Ltd.) and its and their directors, officers, employees, agents, successors and assigns.

2.            Consideration.  If you remain employed by the Company until December 31, 2019, do not rescind this Agreement as set forth in Section 6(iii) below, and execute the Affirmation described in Section 9 of this Agreement and attached as Exhibit B, then the Company will provide you with the following in accordance your Amended and Restated Employment Agreement dated May 29, 2018 (the “Employment Agreement” and such payments and benefits collectively, the “Consideration”):

(i)           a lump sum severance payment in the amount of $477,641.06, which is equivalent to your annual base salary, less all applicable income and payroll taxes, deductions and withholdings, and less any amounts you may owe to the Company (the “Severance Payment”), which shall be paid within sixty (60) days of the Separation Date;

(ii)          a one-time, lump-sum bonus payment of $16,500.00, less all applicable income and payroll taxes, deductions and withholdings, and less any amounts you may owe to the Company, (the “One-Time Bonus”), which shall be paid within sixty (60) days of the Separation Date;

(iii)         a one-time, lump sum post-termination bonus of $214,938.48, which is equivalent to the pro-rata share of your 2019 Target Bonus, less all applicable income and payroll taxes, deductions and withholdings, and less any amounts you may owe to the Company, (the “Post-Termination Bonus”), which will be paid at or around the time that annual bonuses are paid to other executive-level employees of the Company on or before March 15, 2020; and

(iv)         twelve (12) months of accelerated vesting on any time-based unvested equity award(s) as of the Separation Date; for the avoidance of doubt, vesting will not be accelerated on any performance-based or partially performance-based equity awards and the exercisability of any vested equity awards shall continue to be governed by the applicable equity award agreements and plan(s).

3.            Acknowledgments.  You acknowledge and agree that:

(i)           this Agreement and the Consideration are neither intended to nor shall constitute a severance plan and shall confer no benefit on anyone other than Kiniksa and you;

(ii)          the Consideration provided for herein is not otherwise due or owing to you under any employment agreement (oral or written); and

(iii)         except for (a) any unpaid regular wages (including accrued but unused vacation time) earned through (and including) the Separation Date, which shall be paid by the Company as set forth in this Agreement and (b) any vested monies due to you pursuant to any retirement programs in which you participate, you have been paid and provided all wages, vacation pay, holiday pay, earned paid sick time, bonuses, commissions and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from Kiniksa.

4.            Unemployment Insurance.  After the Separation Date, you may seek unemployment benefits.  Decisions regarding eligibility for and amounts of unemployment benefits are made by the relevant state agency, not by Kiniksa.

5.            Return of Company Property; Confidentiality; Trade Secrets; Non-Disparagement.  You hereby agree to:

(i)           promptly return to Kiniksa all property and documents (whether in hard copy or electronic form) of Kiniksa in your custody and possession on or before the Separation Date;

(ii)          abide by the terms of your Founder Invention and Non-Disclosure Agreement and your Founder Non-Competition and Non-Solicitation Agreement with the Company, both of which are dated

September 18, 2015 (the “Restrictive Covenant Agreements”), copies of which are attached hereto as Exhibit A (and the terms of which are hereby incorporated into this Agreement by reference). You understand that nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  You understand that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures;

(iii)         abide by any applicable common law and/or statutory obligations relating to the protection and non-disclosure of Kiniksa’s trade secrets and/or confidential and proprietary documents and information, and you specifically agree that you will not disclose any confidential or proprietary information that you acquired as an employee of Kiniksa to any other person or entity, or use such information in any manner that is detrimental to the interests of Kiniksa; Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order”;

(iv)         keep confidential and not publicize or disclose the existence and terms of this Agreement, other than to (a) an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations; or (b) a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law; and

(v)          not make any statements that are disparaging about or adverse to the business interests of Kiniksa or which are intended to harm the reputation of Kiniksa, including, but not limited to, any statements that disparage any product, service, finances, employees, officers, capability or any other aspect of the business of Kiniksa. Kiniksa hereby agrees to instruct anyone in the role of Chief Executive Officer, Executive Vice President, or Senior Vice President as of the Effective Date not to make any statements that are disparaging about or adverse to you, including, but not limited to, any statements that disparage your capability or performance with the Company.

6.            Release of Claims.

(i)           You hereby acknowledge and agree that by signing this Agreement and accepting the Consideration, you are waiving your right to assert any form of legal claim against Kiniksa (as defined in footnote number 1 to this Agreement) of any kind whatsoever from the beginning of time through and including the date on which you sign this Agreement, except for claims related to the Company’s failure to perform its obligations under this Agreement.  Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Kiniksa seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Kiniksa up through and including the date on which you sign this

Agreement.  You understand that there could be unknown or unanticipated Claims resulting from your employment with Kiniksa and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

(ii)          Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(a)          Claims under any local, state or federal discrimination, harassment, fair employment practices or other employment related statute, regulation or executive order, including, without limitation, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Age Discrimination in Employment Act (“ADEA”) and Title VII of the Civil Rights Act of 1964, each as they may have been amended through the Effective Date;

(b)          Claims under any local, state or federal employment related statute, regulation or executive order relating to wages, hours, whistleblowing, leaves of absence or any other terms and conditions of employment, including, without limitation, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification (WARN) Act, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), each as they may have been amended through the Effective Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other statutes, regulations and executive orders;

(c)          Claims under any local, state or federal common law theory; and

(d)          any other Claim arising under other local, state or federal law.

(iii)         Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (“OWBPA”), which prohibits discrimination on the basis of age.  The release set forth in this Section 6 is intended to release any rights you may have against Kiniksa alleging discrimination on the basis of age.  You have twenty-one (21) days to consider and accept the provisions of this Agreement, and you agree that any changes to this Agreement, whether material or immaterial, will not restart the running of this period.  In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement, you deliver a written notice of rescission.  To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered within the seven-day period to Kiniksa Pharmaceuticals Corp., 100 Hayden Avenue, Lexington, MA 02421, Attn: Chief Legal Officer.

(iv)         Consistent with federal and state discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal or state discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency.  Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal or state discrimination laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal or state discrimination laws.

(v)          The general release in this Paragraph 6 shall not limit any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(vi)         The general release in this Paragraph 6 is not affected or limited by the recitation of the specific releases in this Paragraph 6.

7.            Cooperation.

(i)           For a period of twelve (12) months after the Separation Date (the “Cooperation Period”), you agree to make yourself available to the Company, upon reasonable notice (either by telephone or, if the Company believes necessary, in person) to assist the Company in any matter relating to the services performed by you during your employment with the Company including, but not limited to, transitioning your duties to others.  The Company will reimburse you for any reasonable, out-of-pocket expenses that you may incur in providing such assistance, so long as you first obtain written pre-approval from the Company’s Chief Legal Officer.

(ii)          During the Cooperation Period and thereafter, you shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Company employed you, provided, that you will not have an obligation under this paragraph with respect to any claim that you have filed directly against the Company or related persons or entities. Your reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During the Cooperation Period and thereafter, you also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company, provided you will not have any obligation under this paragraph with respect to any claim that you have filed directly against the Company or related persons or entities. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 7(ii).

8.            No Prior Actions.  You represent that you have not filed or asserted any cause of action, claim, charge or other action or proceeding against Kiniksa, and to the best of your knowledge, no other person, organization or entity has done so on your behalf.

9.            Affirmation of Release of Claims.  On or after the Separation Date, you agree to execute the Affirmation attached as Exhibit B.  You also acknowledge and agree that the release of claims in Section 6 shall be fully effective in the event that you fail or refuse to execute the Affirmation, but that the Company shall have no obligation to provide you with the Consideration until you execute the Affirmation.

10.          Miscellaneous.

(i)           Except for (a) any equity awards or grants, as may be amended herein; (b) the Restrictive Covenants Agreements; and (c) the Indemnification Agreement between you and Kiniksa Pharmaceuticals, Ltd. dated December 6, 2015, all of which shall remain in full force and effect, this Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between Kiniksa and you in respect to your separation from Kiniksa including, without limitation, the Employment Agreement.

(ii)          No variations or modifications of this Agreement shall be deemed valid unless reduced to writing and signed by Kiniksa and you.

(iii)         The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

(iv)         The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from Kiniksa, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.  Both parties agree that any action, demand, claim or counterclaim relating to (a) your employment and separation of your employment, and (b) the terms and provisions of this Agreement or to its breach, shall be commenced only and exclusively in the Commonwealth of Massachusetts in a court of competent jurisdiction.

(v)          Both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

It is Kiniksa’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you have been encouraged and given an opportunity to consult with legal counsel.  By executing this Agreement, you are acknowledging that (a) you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel; (b) your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress; and (c) neither Kiniksa nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If the foregoing correctly sets forth our arrangement, please sign, date and return the enclosed copy of this Agreement to me within the time frame set forth above.

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November 13, 2019

KINIKSA PHARMACEUTICALS CORP.

/s/ Thomas Beetham

Thomas W. Beetham

Executive Vice President

Accepted and Agreed to Under Seal:

/s/ Stephen F. Mahoney

Stephen F. Mahoney

Dated:  November 13, 2019

EXHIBIT A

Founder Invention and Non-Disclosure Agreement

and

Founder Non-Competition and Non-Solicitation Agreement

EXHIBIT B

AFFIRMATION

IN ORDER TO RECEIVE THE CONSIDERATION, YOU MUST SIGN, DATE AND RETURN THIS FORM TO TOM BEETHAM, EVP, CHIEF LEGAL OFFICER AND CORPORATE DEVELOPMENT, KINIKSA PHARMACEUTICALS COPR., 100 HAYDEN AVENUE, LEXINGTON, MA 02421, BUT ONLY AFTER YOUR SEPARATION DATE, AS THAT TERM IS DEFINED IN YOUR AGREEMENT with KINIKSA PHARMACEUTICALS CORP. dated NOVEMBER 13, 2019.

I hereby affirm in its entirety the provisions of the Agreement with Kiniksa Pharmaceuticals Corp. signed by me on November 13, 2019, including, without limitation, the release of claims contained in Section 6 of that Agreement, as if it were executed on the date hereof. I understand this affirmation is intended to release any rights I may have against Kiniksa alleging discrimination on the basis of age.  I further understand and acknowledge that: (i) I have been advised to consult with an attorney prior to executing this affirmation; (ii) I have been given twenty-one (21) days to consider and accept the provisions of this affirmation and I agree that any changes to this affirmation, whether material or immaterial, will not restart the running of this period; (iii) I may rescind my assent to this affirmation if, within seven (7) days after the date you sign this affirmation, I deliver a written notice of rescission, postmarked, and sent by certified mail, return receipt requested, or delivered within the seven-day period to Kiniksa Pharmaceuticals Corp., 100 Hayden Avenue, Lexington, MA 02421, Attn: Chief Legal Officer.

THIS AFFIRMATION IS INVALID IF SIGNED BEFORE YOUR SEPARATION DATE FROM KINIKSA. _______________________________________ Stephen F. Mahoney DATE: January____, 2020